SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

OMNOVA Solutions Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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[OMNOVA SOLUTIONS INC.]

OMNOVA SOLUTIONS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of OMNOVA Solutions Inc.:	February 11, 2004 Fairlawn, Ohio

      The Annual Meeting of Shareholders of OMNOVA Solutions Inc. (OMNOVA Solutions or the Company) will be held at the Akron West Hilton Inn, 3180 West Market Street, Fairlawn, Ohio, on March 25, 2004 at 9 o’clock a.m. to consider and vote on the following:

1.	Election of the following individuals to serve as directors for a term of three years, ending in the year 2007: David J. D’Antoni, Diane E. McGarry and Steven W. Percy;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending November 30, 2004; and

3.	Any other business properly brought before the meeting.

      The shareholders of record at the close of business on February 2, 2004 will be entitled to vote at the meeting.

Kristine C. Syrvalin
Secretary

Whether you own one share or hundreds of shares, YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning the enclosed proxy in the envelope provided.

OMNOVA SOLUTIONS INC.

PROXY STATEMENT

QUESTIONS & ANSWERS

What is the purpose of this Proxy Statement?

      This Proxy Statement is being mailed to shareholders beginning on or about February 11, 2004 in connection with the Company’s solicitation of proxies for the Annual Meeting of Shareholders to be held on March 25, 2004 at the Akron West Hilton Inn, 3180 West Market Street, Fairlawn, Ohio.

Who can vote?

      Record holders of OMNOVA Solutions Inc. common stock at the close of business on February 2, 2004 are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the February 2, 2004 record date. On that date, there were 40,128,581 shares outstanding.

How do I vote?

      You can vote your shares by marking, signing, dating and returning the accompanying proxy card to the Company’s transfer agent, The Bank of New York, in the envelope provided. If you properly complete the accompanying proxy card, and return it in the envelope provided, it will be voted in accordance with your instructions.

      Any shares held for the account of a shareholder participating in the OMNOVA Solutions dividend reinvestment program for which a completed proxy is returned will be voted in accordance with the shareholder’s instructions.

      Any shares held for the account of a participant in the OMNOVA Solutions Stock Fund of the Company’s retirement savings plan will be voted by the Trustee for the plan in accordance with the confidential voting instructions provided by the participant on a completed proxy returned to The Bank of New York. If a participant does not return a completed proxy, the participant’s shares will be voted by the Trustee in accordance with instructions provided by the Benefits Management Committee for the plan.

      Registered shareholders and beneficial owners of shares held in street name may also vote in person at the meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder that wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares.

May I change my vote?

      Your proxy may be revoked at any time before it is voted. You may change your vote after you send in your proxy card:

•	By sending a written notice addressed to the Secretary of the Company and received prior to the Annual Meeting, stating that you want to revoke your proxy.

•	By submitting another proxy that is received by the Company prior to the Annual Meeting that has a later date than the previously submitted proxy and that is properly signed.

•	By attending the Annual Meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who is soliciting proxies?

      The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.

      The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies, for a fee of $8,500 plus reimbursement of normal expenses. Solicitations may be made by personal interview, mail, telephone, telegram, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

      In addition, certain officers and other employees of the Company may, by telephone, letter, personal interview, facsimile, electronic mail, telegram or other electronic means, request the return of proxies.

When are shareholder proposals due for the next Annual Meeting?

      Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2005 Annual Meeting of Shareholders must submit their proposals to the Company no later than October 14, 2004. The Company’s Compensation and Corporate Governance Committee will consider shareholder suggestions for nominees for election to the Company’s Board if such suggestions are in writing, accompanied by the written consent of each such nominee, mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions, Attention: Secretary, and received by the Secretary no later than December 15, 2004. Notice of any other proposal that a shareholder wants to have considered at the 2005 Annual Meeting must be provided to the Company no later than December 15, 2004 and in accordance with the requirements set forth in the Company’s Code of Regulations.

      The Company’s Code of Regulations includes additional requirements for all shareholder proposals. All proposals for inclusion in the Company’s proxy materials, notices of proposals, suggestions for nominees for election to the Company’s Board of Directors, and requests for copies of the Company’s charter documents should be sent to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333.

PROPOSAL 1:

ELECTION OF DIRECTORS

      Nominees for election this year are David J. D’Antoni, Diane E. McGarry and Steven W. Percy. Each of the nominees currently serves as a director and has agreed to stand for re-election. Biographical information on each of the nominees is set forth on the following page.

      If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than three nominees. The three nominees receiving the greatest number of votes will be elected.

      A quorum, consisting of a majority of the voting power of the Company, whether in person or by proxy, is required to conduct the business of the Annual Meeting. Proxies containing abstentions and non-votes are counted as present for purposes of determining whether a quorum is present at the meeting.

      Directors are elected by a plurality of the votes cast (i.e., the nominees receiving the greatest number of votes will be elected). Each shareholder is entitled to vote his or her shares for three nominees. He or she may not, however, cumulate his or her shares in voting for director nominees, as explained on page 26 of this Proxy Statement under the caption “Other Information— Cumulative Voting.” What this means is that a shareholder who owns 100 shares of OMNOVA common stock may vote 100 shares for each of three nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, nor vote for more than three nominees.

      Votes cast for a nominee will be counted in favor of election. Withheld votes and broker non-votes will not count either in favor of, or against, election of a nominee. It is the intention of the persons appointed as proxies in the accompanying proxy card, unless authorization to do so is withheld, to vote for the election of the Board’s nominees.

      Your Board of Directors recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise on your proxy card.

BOARD OF DIRECTORS

      The Company’s Code of Regulations provides that the number of directors of the Company will not be less than seven nor more than seventeen. Currently, there are eight directors.

      Set forth on the following pages is biographical information on the nominees for election and the other continuing directors with unexpired terms of office. All information is given as of December 31, 2003, unless otherwise indicated.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring in 2007

David J. D’Antoni
Term:	Expires in 2004; Director since November 2003
Recent Business Experience:	Mr. D’Antoni has been Senior Vice President and Group Operating Officer of Ashland Inc. (a chemical, energy and transportation construction company) since 1988 and 1999, respectively. Mr. D’Antoni, has also previously served as President of APAC, Inc. and as President of Ashland Chemical Company.
Other Directorships:	State Auto Financial Corporation, Columbus, Ohio.
Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.
Age:	58

Diane E. McGarry
Term:	Expires in 2004; Director since October 1999
Recent Business Experience:	Ms. McGarry has been Chief Marketing Officer, Xerox Corporation, Stamford, CT (a manufacturer of copiers and electronic office equipment) since October 2001. Previously, she was President, North American General Markets Operations of Xerox since January 2000; Senior Vice President, Eastern Operations, North American Solutions Group of Xerox Corporation, Rochester, NY from January 1999 to January 2000; Vice President/ General Manager, Color Solutions Business Unit of Xerox from March 1998 to January 1999; and Chairman, President and Chief Executive Officer of Xerox Canada Inc., North York, Ontario, Canada, from 1993 to March 1998.
Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.
Age:	54

Steven W. Percy
Term:	Expires in 2004; Director since October 1999
Recent Business Experience:	Mr. Percy was Senior Vice President — Refining, Marketing & Transportation of Phillips Petroleum, Bartlesville, OK (a petroleum extraction, refining and distribution company) from June 2000 to March 2001. Previously, Mr. Percy served as Chairman and Chief Executive Officer of BP America, Inc., from 1996 to March 1999, and as Executive Vice President of BP America and President of BP Oil in the United States from 1992 to 1996.
Other Directorships:	Non-Executive Chairman of Wavefront Energy and Environmental Services, Inc., Edmonton, Alberta, Canada.
Committees:	Chairman of the Audit Committee of the OMNOVA Solutions Board.
Age:	57

CONTINUING DIRECTORS

Edward P. Campbell
Term:	Expires in 2005; Director since October 1999
Recent Business Experience:	Mr. Campbell has been President and Chief Executive Officer and a Director of Nordson Corporation, Westlake, OH (an international manufacturer of industrial application equipment) since 1997. Prior to that time, he served as Chief Operating Officer of Nordson from 1994 to 1997.
Other Directorships:	Nordson Corporation, Westlake, OH and KeyCorp, Cleveland, OH.
Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.
Age:	54

David A. Daberko
Term:	Expires in 2005; Director since November 1999
Recent Business Experience:	Mr. Daberko has been Chairman and Chief Executive Officer of National City Corporation, Cleveland, OH (a diversified financial services company) since 1995. Previously, Mr. Daberko served as President and Chief Operating Officer of National City Corporation from 1993 to 1995 and Deputy Chairman of National City Corporation and President, National City Bank, Cleveland, from 1987 to 1993.
Other Directorships:	National City Corporation, Cleveland, OH and The Marathon Oil Company, Houston, TX.
Committees:	Chairman of the Compensation and Corporate Governance Committee and member of the Executive Committee of the OMNOVA Solutions Board.
Age:	58

Kevin M. McMullen
Term:	Expires in 2006; Director since March 2000
Recent Business Experience:	Mr. McMullen has been Chairman of the Board, Chief Executive Officer and President of the Company since February 2001. Prior to that, Mr. McMullen served as Chief Executive Officer and President of the Company from December 2000 and as a Director from March 2000. From January 2000 to December 2000, Mr. McMullen served as President and Chief Operating Officer of the Company, and from September 1999 to January 2000, Mr. McMullen served as Vice President of the Company and President, Decorative & Building Products. Previously, Mr. McMullen was Vice President of GenCorp Inc. and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the spin-off of OMNOVA Solutions in October 1999. Prior to that, Mr. McMullen was General Manager of General Electric Corporation’s Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Mr. McMullen was a management consultant with McKinsey & Co. from 1985 to 1991.
Other Directorships:	STERIS Corporation, Mentor, OH.
Committees:	Chairman of the Executive Committee of the OMNOVA Solutions Board.
Age:	43

R. Byron Pipes
Term:	Expires in 2006; Director since October 1999
Recent Business Experience:	Dr. Pipes has been the Goodyear Professor of Polymer Engineering at The University of Akron, Akron, OH since December 2001. Previously, Dr. Pipes served as a Distinguished Visiting Scientist at the College of William and Mary, Williamsburg, VA from 1998 to 2001; Seventeenth President of Rensselaer Polytechnic Institute, Troy, NY from 1993 to 1998; and Provost of the University of Delaware from 1991 to 1993 and Dean of the College of Engineering from 1985 to 1991.
Committees:	Member of the Compensation and Corporate Governance and the Executive Committees of the OMNOVA Solutions Board.
Age:	62

William R. Seelbach
Term:	Expires in 2005; Director since April 2002
Recent Business Experience:	Mr. Seelbach has been the President and CEO of the Ohio Aerospace Institute (an organization that brings together collaborators from industry, universities, and federal laboratories to work together to develop solutions for market-driven needs) since April 2003. Previously, he was President of Brush Engineered Materials, Inc., Cleveland, OH (a manufacturer of high performance engineered materials) from 2001 to May 2002. Prior to that, he served as President, Brush Wellman Inc. from 2000 to 2001 and as President, Alloy Products division of Brush Wellman from 1998 to 2000. From 1987 to 1998, Mr. Seelbach was Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies.
Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.
Age:	55

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Meetings of the Board

      The Company’s Board of Directors held six meetings during the 2003 fiscal year. Each director attended 75 percent or more of the total number of Board meetings and meetings of committees on which he or she served during the 2003 fiscal year, except Mr. Daberko who attended 73% of the meetings. Each director is expected to attend the Annual Meeting of Shareholders. In 2003, seven of the Company’s eight directors attended the Annual Meeting of Shareholders.

      The Board of Directors currently has three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Executive Committee.

Audit Committee

      Members of the Audit Committee are: Steven W. Percy, Chairman, Edward P. Campbell and Diane E. McGarry. Each member of the Audit Committee has been determined by the Board of Directors to be financially literate and independent as defined by the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Percy meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission and, accordingly, has designated him as such.

      The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and other non-audit engagements.

      In performing its responsibilities the Committee will, among other things:

•	review and discuss the auditors’ quality control;

•	review and discuss the independence of the auditors;

•	review and discuss the audit plan and the conduct of the audit;

•	review and discuss the financial statements and disclosures;

•	review and discuss earnings press releases;

•	review and discuss internal audit plans and reports;

•	review and discuss the systems of internal controls;

•	review and discuss audit results;

•	discuss risk management policies;

•	obtain reports regarding conformity with legal requirements and the Company’s code of business conduct and ethics; and

•	review and discuss material contingent liabilities.

      The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. The Audit Committee charter is attached hereto as Appendix A and is also available on the Company’s website at www.omnova.com.

      The Audit Committee met nine times during fiscal year 2003. The Audit Committee Report is set forth on page 24 of this Proxy Statement.

Compensation and Corporate Governance Committee

      Members of the Compensation and Corporate Governance Committee are: David A. Daberko, Chairman, David J. D’Antoni, R. Byron Pipes and William R. Seelbach, each of whom has been determined to be independent as defined by the New York Stock Exchange’s listing standards. The Committee has adopted a written charter, which is available on the Company’s website at www.omnova.com.

      The Compensation and Corporate Governance Committee’s responsibilities include:

•	establishing executive compensation policies and programs;

•	reviewing and approving executive officer compensation;

•	making recommendations to the Board with respect to all executive incentive compensation plans and equity-based compensation plans;

•	administering compensation plans;

•	making recommendations to the Board concerning the appointment and removal of officers of the Company;

•	reviewing and approving employment agreements and severance or retention plans or agreements applicable to any executive officer;

•	periodically reviewing director compensation in relation to other comparable companies;

•	developing and recommending to the Board, Corporate Governance Guidelines and, annually thereafter, reviewing the guidelines to determine whether they are being effectively adhered to and implemented;

•	assisting in succession planning;

•	reviewing possible conflicts of interest of Board members and executive officers; and

•	overseeing the Board’s annual evaluation process.

      The Compensation and Corporate Governance Committee also serves as the nominating committee for the Board of Directors. In its capacity as the nominating committee, members of the Compensation and Corporate Governance Committee, among other things, establish and periodically review the criteria for Board membership, identify new director candidates, evaluate incumbent directors and make recommendations to the Board regarding the appropriate size of the Board and the appointment of members to the Board’s committees. The Committee may occasionally retain a third-party search firm to assist it in identifying potential new director candidates.

      The Committee will consider shareholder’s suggestions for nominees for election to the Company’s Board of Directors in 2005 if any such suggestion is made in writing, includes biographical data and a description of such nominee’s qualifications and is accompanied by the written consent of such nominee. Any such suggestion for nominees must be mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions, Attention: Secretary, and received by the Secretary no later than December 15, 2004. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	Possess the integrity and mature judgment essential to effective decision making.

•	Have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing Committees and not have other directorships, trusteeships or outside involvements which would materially interfere with responsibilities as a director of the Company.

•	Have the willingness and availability to serve at least one term.

•	Have the willingness and ability to represent the interests of all shareholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general.

•	Have background and experience that complement the background and experience of other Board members.

•	Be a shareholder or willing to become a shareholder of the Company.

•	Be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company.

•	Have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality.

      These criteria have been established by the Compensation and Corporate Governance Committee as criteria that any director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a shareholder will be evaluated by the Compensation and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Compensation and Corporate Governance Committee, and a thorough review by the full Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria that are set forth in the Corporate Governance Guidelines. Finally, if the Committee determines that a candidate should be nominated for election to the Board of Directors, the Committee presents its findings and recommendation to the full Board of Directors for approval.

      The Compensation and Corporate Governance Committee met five times during fiscal year 2003. The report of the Compensation and Corporate Governance Committee is set forth beginning on page 19 of this Proxy Statement.

Executive Committee

      During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, may exercise, under the control and direction of the Board, all of the powers of the Board of Directors in the management and control of the business of the Company. The Executive Committee did not meet during fiscal year 2003. Members of the Executive Committee are: Kevin M. McMullen, Chairman, David A. Daberko and R. Byron Pipes.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

      The Board of Directors has adopted the OMNOVA Solutions Inc. Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. These guidelines will be reviewed annually by the Compensation and Corporate Governance Committee to determine whether the guidelines are being effectively adhered to and implemented. The guidelines may be revised from time to time in response to regulatory requirements or best practices that develop. The OMNOVA Solutions Corporate Governance Guidelines are available on our website at www.omnova.com.

Code of Ethics

      Each of our officers, employees and directors are required to comply with the OMNOVA Solutions Business Conduct Policies, a code of business conduct and ethics adopted by the Company. It is the objective of the Company that our business is conducted in accordance with the highest standards of personal and professional ethics. The OMNOVA Solutions Business Conduct Policies set forth policies covering a broad range of subjects, including sales practices, conflicts of interest, insider trading, financial reporting, harassment and confidential information, and require strict adherence to laws and regulations applicable to OMNOVA’s business. The OMNOVA Solutions Business Conduct Policies are available on our website at www.omnova.com.

Executive Sessions

      The non-management directors meet in executive session without members of management present at least two times each year. The Chairman of the Compensation and Corporate Governance Committee presides at these executive sessions.

Communicating with the Board of Directors

      Shareholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to the Secretary of the Company at 175 Ghent Road, Fairlawn, Ohio 44333. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication”. All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

      OMNOVA’s Corporate Governance Guidelines require that a majority of directors meet the criteria for independence set forth in the listing standards of the New York Stock Exchange. The listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with OMNOVA other than as a director. As permitted by the listing standards, the Board of Directors has adopted categorical standards to assist it in determining whether its members have such a material relationship with the Company. These standards provide that the following relationships are deemed to be immaterial and would not, in and of themselves, impair a director’s independence:

•	a director is an executive officer or employee, or an immediate family member of a director is an executive officer, of a company that makes payments to, or receives payments from OMNOVA or any of its subsidiaries, for property or services in an amount which in any single fiscal year of the Company does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	a director serves as an executive officer of a charitable organization and OMNOVA’s charitable contributions to that organization (excluding the amount of any matching contributions under the Company’s matching gifts program) in any fiscal year of the Company are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

      The Board has reviewed the independence of its members considering these standards and any other commercial, banking, consulting, legal, accounting and familial relationships between the directors and OMNOVA and has determined that none of the seven nonemployee directors has a material relationship with the Company and that each such director is independent in accordance with the listing standards of the New York Stock Exchange.

COMPENSATION OF DIRECTORS

      Directors who are also employees of the Company are not compensated separately for serving on the Board and are not paid a retainer or additional compensation for attendance at Board or committee meetings.

      Each nonemployee director receives a retainer of $26,000 per year and an attendance fee of $1,200 for each Board and committee meeting attended. A nonemployee director who serves as chairman of a committee of the Board receives an annual fee of $2,000 in consideration of such service.

      One-half of each nonemployee director’s annual retainer is automatically deferred into phantom shares of OMNOVA Common Stock pursuant to a deferred compensation plan for nonemployee directors. Nonemployee directors may also elect to defer all or a percentage of the remainder of their retainer, any committee chairman’s fee and meeting attendance fees. The deferred compensation plan is unfunded. Amounts deferred at the election of the director are credited with phantom shares in the OMNOVA Solutions Stock Fund, an S&P 500 index fund or a cash deposit program, as selected by the director. Deferred amounts and earnings are payable in either a lump sum or installments as elected by the director commencing, at the director’s election, (i) 30 days after termination of his service as a director, (ii) on a fixed future date specified by the director at the time of his deferral election or (iii) upon the director’s attainment of a certain age specified by him at the time of his deferral election.

      In February 2000, the Board of Directors discontinued availability of the Retirement Plan for Nonemployee Directors to any subsequently elected directors and, in lieu thereof, decided to offer new nonemployee directors a stock-based compensation component. Additionally, then current nonemployee directors were given a one-time choice of (i) continuing with the current compensation package consisting of participation in the retirement plan and receipt of an annual restricted stock grant of 250 shares of OMNOVA common stock or (ii) freezing their participation in the retirement plan but discontinuing participation going forward and receiving a discretionary annual option grant covering 2,500 shares of OMNOVA common stock.

      Of the current nonemployee directors, two elected to receive 250 restricted shares of common stock and continue their participation in the Retirement Plan for Nonemployee Directors and three have frozen their participation in the plan and elected to receive option grants covering 2,500 shares of OMNOVA common stock. Two nonemployee directors joined the Board after February 2000 and, therefore, never participated in the Retirement Plan for Nonemployee Directors. These directors receive discretionary annual option grants covering 2,500 shares of OMNOVA common stock. These restricted share and option grants are made under the OMNOVA Solutions Amended and Restated 1999 Equity and Performance Incentive Plan.

      Dividends, if any, on restricted shares are automatically reinvested through the Company’s dividend reinvestment program unless a director chooses otherwise. All shares may be voted, but ownership may not be transferred until service on the OMNOVA Solutions Board terminates. Restricted shares generally vest two years after the date of grant. Options generally become exercisable in 25% increments at six months, one year, two years and three years and ownership may not be transferred. Unvested shares or unexercisable options will be forfeited in the event of a voluntary resignation or refusal to stand for reelection, but vesting or exercisability will be accelerated in the event of death, disability or retirement or upon the occurrence of a change in control of the Company.

      Each nonemployee director who was a nonemployee director prior to February 2, 2000 and who terminates his or her service on the Board after at least sixty months of service (including service on the Board of Directors of GenCorp Inc., prior to the spin-off of OMNOVA Solutions in October 1999) will receive an annual retirement benefit equal to the retainer in effect on the date the director’s service terminates or participation was frozen, payable in monthly installments, until the number of monthly payments made equals the lesser of (a) the individual’s months of applicable service as a director or (b) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments will be paid, in a lump sum, to the retired director’s surviving spouse or other designated beneficiary, if any, or to the retired director’s estate. For those nonemployee directors who elected to freeze their participation in the retirement plan, their benefits were fully vested as of February 2, 2000, at which time they ceased to accrue additional benefits. As noted previously, the Retirement Plan for Nonemployee Directors is no longer available for nonemployee directors whose service as a director commences after February 2, 2000.

      Under the Board’s retirement policy, a director will not be nominated for reelection to the Board following his or her seventieth birthday.

MANAGEMENT OWNERSHIP OF SHARES

      The following table lists share ownership of the Company’s common stock by directors and executive officers of the Company as of January 30, 2004. Unless otherwise indicated, share ownership is direct.

	Number of Shares of			Percent of Outstanding
	Common Stock		Deferred	Shares of Common
Name	Beneficially Owned(1)		Share Units(2)	Stock(3)

Edward P. Campbell	7,267		1,285	*
David A. Daberko	8,638	(4)	30,891	*
David J. D’Antoni	3,000		642	*
Diane E. McGarry	8,718	(4)	4,239	*
Steven W. Percy	7,970	(4)	39,608	*
R. Byron Pipes	3,067		986	*
William R. Seelbach	1,875	(4)	3,527	*
Kevin M. McMullen	915,475	(4), (5)	N/A	2.3%
Michael E. Hicks	223,559	(4), (5)	N/A	*
James J. Hohman	176,644	(4), (5)	N/A	*
James C. LeMay	157,797	(4), (5)	N/A	*
Douglas E. Wenger	39,663	(4), (5)	N/A	*
Directors and Officers as a group	1,686,662	(4)	81,178	4.4%

*	Less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

(2)	This column shows phantom units of OMNOVA Solutions common stock that have been credited under the OMNOVA Solutions Deferred Compensation Plan for Nonemployee Directors.

(3)	Calculated using 40,127,844 shares as the number of outstanding shares.

(4)	Includes shares subject to stock options which may be exercised within 60 days of January 30, 2004 as follows: Mr. Daberko, 3,750 shares; Ms. McGarry, 6,875 shares; Mr. Percy, 6,875 shares; Mr. Seelbach, 1,875 shares; Mr. McMullen, 881,617 shares; Mr. Hicks, 184,691 shares; Mr. Hohman, 143,426 shares; Mr. LeMay, 127,174 shares; Mr. Wenger, 34,000 shares; and all directors and executive officers as a group, 1,506,416 shares.

(5)	Includes the approximate number of shares credited to the individual’s account as of January 30, 2004 under the OMNOVA Solutions Retirement Savings Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      To the knowledge of the Company, except as set forth below, no person beneficially owned more than five percent of the 40,127,844 shares of the Company’s common stock outstanding as of January 30, 2004. The information set forth in the following table was derived from reports filed with the Securities and Exchange Commission by the beneficial owners on the dates indicated in the footnotes below.

	Number of Shares of	Percent of
	Common Stock	Outstanding Shares
Name	Beneficially Owned	of Common Stock

Gabelli Asset Management Inc., et al One Corporate Center Rye, NY 10580	4,709,432(1)	11.7%

Putnam Investment Management, LLC One Post Office Square Boston, MA 02109	4,535,935(2)	11.3%

The Baupost Group, L.L.C. 10 St. James Avenue, Suite 2000 Boston, MA 02116	4,037,060(3)	10.1%

State Street Research & Management One Financial Center Boston, MA 00211-2690	2,943,400(4)	7.3%

FMR Corp. 82 Devonshire Street Boston, MA 02109	2,710,800(5)	6.8%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,200,000(6)	5.5%

OMNOVA Solutions Retirement Savings Plan 175 Ghent Road Fairlawn, Ohio 44333	2,138,220(7)	5.3%

Reich & Tang Asset Management 600 Fifth Avenue, 8th Floor New York, NY 10020	2,092,300(8)	5.2%

(1)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2003, Gabelli Asset Management Inc., et al., reported that, as of September 30, 2003, Gabelli Funds, LLC had sole investment discretion and voting power over 1,160,200 shares, and Gabelli Asset Management Company shared with certain affiliated entities investment discretion over 3,549,232 shares, with respect to which Gabelli Asset Management Company held sole voting power over 3,429,232 shares and no voting power over 120,000 shares.

(2)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2003, Putnam, LLC reported that, as of September 30, 2003, it shared investment discretion with its affiliate, The Putnam Advisory Company, LLC, over 2,349,935 shares, of which Putnam, LLC had sole voting power over 1,183,740 shares and no voting power over 1,166,195 shares; and that it shared investment discretion with its affiliate, Putnam Investment Management, LLC, over 2,186,000 shares, over which Putnam, LLC had no voting power.

(3)	Pursuant to a Schedule 13G filed with the Securities and Exchange Commission on October 10, 2003, The Baupost Group, L.L.C. reported that, as of September 30, 2003, it had sole voting and dispositive power over 4,037,060 shares.

(4)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2003, State Street Research & Management reported that, as of September 30, 2003, it had investment discretion and voting power over 2,943,400 shares.

(5)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2003, FMR Corp. reported that, as of September 30, 2003, it shared investment discretion with its affiliated entities, Fidelity Management & Research Company and FMR Co., Inc., over 2,710,800 shares, over which it holds no voting power.

(6)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2003, Wellington Management Company, LLP reported that, as of September 30, 2003, it had sole investment discretion over 830,000 shares, of which it had sole voting power over 130,000 shares and no voting power over 700,000 shares; that it shared investment discretion and voting power with its affiliate, Wellington Trust Company, NA, over 570,000 shares; and that it shared investment discretion with its affiliate, Wellington International Management Company Pte Ltd., over 800,000 shares, with respect to which Wellington Management Company, LLP had no voting power.

(7)	National City Bank, 1900 East Ninth Street, Cleveland, OH 44101 serves as Trustee of the OMNOVA Solutions Retirement Savings Plan. National City disclaims beneficial ownership of these shares as it does not retain discretionary authority to buy, sell or vote the shares.

(8)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on December 1, 2003, Reich & Tang Asset Management L.P. reported that, as of September 30, 2003, it shared with certain affiliated entities investment discretion and voting power over 2,092,300 shares.

SUMMARY COMPENSATION TABLE

      The following table sets forth compensation information for fiscal year 2003 for the Chief Executive Officer of the Company and each of the Company’s four most highly compensated executive officers who were serving in such capacities at the end of fiscal 2003.

					Long Term
					Compensation
			Annual
			Compensation		Awards	Payouts

					Securities
					Underlying	LTIP	All Other
		Salary	Bonus	Other(1)	Options/SARs	Payouts	Compensation(2)
Name	Year	($)	($)	($)	(#)	($)	($)

Kevin M. McMullen	2003	565,477	—	—	240,000	—	12,862
Chairman, Chief Executive	2002	561,110	—	—	215,000	—	54,828
Officer and President	2001	550,000	150,000	—	350,000	—	185,545

Michael E. Hicks	2003	250,582	—	—	45,000	—	1,043
Senior Vice President and	2002	248,793	—	—	38,000	—	14,090
Chief Financial Officer; Treasurer	2001	242,517	53,504	—	22,000	—	86,586

James J. Hohman	2003	224,747	—	—	45,000	—	1,174
Vice President; President,	2002	221,271	—	—	40,000	—	16,038
Paper and Carpet Chemicals	2001	215,000	124,775	—	22,000	—	10,310

James C. LeMay	2003	225,693	—	—	45,000	—	943
Senior Vice President,	2002	223,729	—	—	38,000	—	13,002
Business Development;	2001	219,917	54,500	—	22,000	—	10,628
General Counsel

Douglas E. Wenger(3)	2003	203,094	—	—	25,000	—	93
Senior Vice President and	2002	202,974	—	77,297	25,000	—	10,004
Chief Information Officer	2001	26,389	35,000	6,126	12,000	—	30,785

(1)	The Other Annual Compensation reported includes relocation expenses for Mr. Wenger of $77,297 in fiscal 2002 and $6,126 in fiscal 2001.

(2)	Includes Company contributions to the executive’s account in the OMNOVA Solutions Retirement Savings Plan and, where applicable, the amount credited to the executive’s account in the OMNOVA Solutions Benefits Restoration Plan, a nonfunded plan which restores to the individual’s account amounts otherwise excluded due to limitations imposed by the Internal Revenue Code on contributions and includable compensation under qualified plans. Amounts contributed or credited during fiscal 2003 were: Mr. McMullen, $2,130; Mr. Hicks, $944; Mr. Hohman, $847; Mr. LeMay, $850; and Mr. Wenger, $0.

Also includes income imputed to the executives for company paid life insurance as follows: Mr. McMullen, $10,732; Mr. Hicks, $99; Mr. Hohman, $327; Mr. LeMay, $93; and Mr. Wenger, $93.

(3)	Mr. Wenger joined the Company in October 2001 and, accordingly, compensation reported for fiscal 2001 includes compensation paid from that date to the end of, or otherwise attributable to Mr. Wenger’s services in, fiscal 2001.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rate of Stock
	Number of	Percent of Total			Price Appreciation for
	Securities	Options/SARs			Option Term
	Underlying	Granted to	Exercise or		(Ten Years)(3), (4)
	Option/SARs	Employees in	Base Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Share)(2)	Date	5%($)	10%($)

Kevin M. McMullen	240,000	20.35	$4.15	12/12/2012	626,379	1,158,367
Michael E. Hicks	45,000	3.82	$4.15	12/12/2012	117,446	297,631
James J. Hohman	45,000	3.82	$4.15	12/12/2012	117,446	297,631
James C. LeMay	45,000	3.82	$4.15	12/12/2012	117,446	297,631
Douglas E. Wenger	25,000	2.12	$4.15	12/12/2012	65,248	165,351

(1)	Non-qualified stock options granted pursuant to the OMNOVA Solutions Amended and Restated 1999 Equity and Performance Incentive Plan for the number of shares of OMNOVA common stock indicated. No stock appreciation rights were granted in 2002. Options granted become exercisable in 25% increments on June 11, 2003 and December 12, 2003, 2004 and 2005. See Other Compensation Arrangements on page 18 for additional terms concerning the options granted to Mr. McMullen.

(2)	Exercise price equals the closing market price of OMNOVA common stock on the date of grant on the New York Stock Exchange.

(3)	The 5% and 10% appreciation over 10 years option valuation method assumes a stock price of $6.76 and $10.76, respectively, at December 12, 2012.

(4)	The potential realizable values are shown in the table in conformity with Securities and Exchange Commission regulations and are not intended to forecast possible future appreciation. The Company is not aware of any formula that will predict with reasonable accuracy the future appreciation of equity securities. No benefit can be realized by optionees without an appreciation in stock price, which will benefit all shareholders commensurately.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/SAR VALUES

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options/SARs at		In-the-Money Options/SARs at
	Fiscal Year End (#)(1)		Fiscal Year End ($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Kevin M. McMullen	734,117	375,000	0	0
Michael E. Hicks	167,941	58,250	0	0
James J. Hohman	126,676	59,250	0	0
James C. LeMay	110,424	58,250	0	0
Douglas E. Wenger	27,750	34,250	0	0

(1)	No SARs have been issued under the OMNOVA Solutions Amended and Restated 1999 Equity and Performance Incentive Plan. No stock options were exercised by the executive officers listed in the table during fiscal 2003.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans(2), (3)
	Number of Shares,	Performance or Other
	Units or Other	Period Until	Threshold	Target	Maximum
Name	Rights	Maturation or Payout	($)	($)	($)

Kevin M. McMullen	(1)	2 years	84,822	169,643	339,286
Michael E. Hicks	(1)	2 years	25,058	50,116	100,233
James J. Hohman	(1)	2 years	22,475	44,949	89,899
James C. LeMay	(1)	2 years	22,569	45,139	90,277
Douglas E. Wenger	(1)	2 years	20,309	40,619	81,238

(1)	Indicates awards under the OMNOVA Long-Term Incentive Program. In April 2003, the Compensation and Corporate Governance Committee of the Board of Directors approved a long-term incentive program for the 2003-2004 performance period, pursuant to which key employees designated by the Committee could receive incentive payments equal to certain specified percentages of average annual compensation (salary and bonus paid under the Company’s Executive Incentive Compensation Program) upon attainment of specified threshold, target or maximum levels of cumulative earnings per share targets (performance goals) over the two-year performance period. In connection with the approval of this program, the Committee simultaneously cancelled and revoked the 2002-2004 long-term incentive program which it had previously approved.

(2)	Percentages of average annual compensation payable to participants upon attainment of performance goals for the 2003-2004 performance period are as follows:

	Threshold	Target	Maximum

Chairman and Chief Executive Officer	15%	30%	60%
All other Participants	10%	20%	40%

(3)	For purposes of the table above, estimated future payouts for the 2003-2004 performance period were calculated on the basis of the participant’s 2003 fiscal year salary and bonus shown in the Summary Compensation Table on page 14.

PENSION BENEFITS

      The OMNOVA Solutions Consolidated Pension Plan includes several formulas for the determination of benefits and requires that the formula providing the highest benefit be utilized to determine an individual employee’s actual benefit. Benefits for Messrs. McMullen, Hicks, Hohman, LeMay and Wenger have been determined pursuant to a formula which utilizes average compensation for the highest 60 consecutive months of service (average compensation) prior to December 1, 2003 and a career average formula for service from December 1, 2003 to normal retirement. The Company’s pension plan provides credit for years of service with GenCorp. Estimated benefits are shown below because the required calculations do not lend themselves to a typical pension plan table where benefits can be determined by the reader solely upon the basis of years of service and final compensation.

	Approximate
	Years of Credited	Estimated Annual
	Service at Normal	Benefits Payable at
Name	Retirement	Normal Retirement(1)

Kevin M. McMullen	29	$311,625
Michael E. Hicks	45	$214,320
James J. Hohman	17	$76,595
James C. LeMay	31	$125,982
Douglas E. Wenger	20	$87,623

(1)	Retirement benefits shown in the table for Messrs. McMullen, Hicks, Hohman, LeMay and Wenger were calculated pursuant to the terms of the OMNOVA Solutions Consolidated Pension Plan. There is no offset for Social Security payments.

The benefits shown for Messrs. McMullen, Hicks, Hohman, LeMay and Wenger are estimated and have not been adjusted for any survivor option. Each estimated benefit is based upon the assumption that the executive will remain an employee until age 65 at a rate of compensation equivalent to that in effect on December 1, 2003 and that the pension plan under which the estimated benefit is calculated will remain unchanged.

Benefits for Messrs. McMullen, Hicks, Hohman, LeMay and Wenger have been determined by a formula which provides for a benefit (A) for years of service prior to December 1, 2003 of (i) 1.125% of average compensation up to the average Social Security wage base (ASSWB) plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (ii) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 2003 (i) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (ii) after attainment of 35 years of service, 2.0% of annual compensation.

The benefits shown in the table have not been reduced to reflect the limitation on includable compensation or the overall benefit limitation imposed on pension plans qualified under Section 401(a) of the Internal Revenue Code since the amount of any of those reductions will be restored to the individual pursuant to the terms of the OMNOVA Solutions Benefits Restoration Plan, a nonfunded plan with benefits payable out of the general assets of OMNOVA Solutions.

OTHER COMPENSATION ARRANGEMENTS

      In December 2000, the Board of Directors approved the terms of an employment agreement with Kevin McMullen regarding his service as Chief Executive Officer and Chairman, providing for (i) 2001 base annual salary in the amount of $550,000; (ii) annual incentive opportunity in an amount equal to 125% of base salary; (iii) long-term incentive opportunity in an amount equal to 30% of average annual compensation during each performance period; (iv) options for 200,000 shares of OMNOVA stock upon his election as Chief Executive Officer and options for 150,000 shares as an annual grant for the 2001 fiscal year; (v) country club membership; (vi) financial planning; (vii) participation in the Company’s executive physical program; and (viii) company-paid supplemental life insurance in the amount of $4,000,000. The employment agreement also provides that, in the event the Company terminates Mr. McMullen’s employment other than for cause prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer, he will be entitled to (a) termination pay in an amount equal to two times the sum of (1) base annual salary and (2) the higher of his base annual salary or the highest year-end bonus which he received in the previous three fiscal years; and (b) accelerated vesting of all unvested stock options and continued exercisability of all options for the remainder of their respective 10-year terms.

      The Company has entered into severance agreements with elected OMNOVA officers. Six agreements are in place, including agreements with each of the executive officers listed in the Summary Compensation Table on page 14.

      The severance agreements provide for a severance payment in an amount equal to the officer’s base salary plus bonus (as defined in the agreements) multiplied by a factor of 3 in the case of the Chief Executive Officer or a Senior Vice President, or by a factor of 2 for other covered officers, if within three years after a change-in-control (as such term is defined in the agreements), the officer’s employment is terminated (i) by the Company for any reason other than death, disability or cause, or (ii) by the officer following the occurrence of one or more adverse events enumerated in the agreement. The agreements provide for payment of performance awards under the Long-Term Incentive Program, continuation of health and life benefits for 24 or 36 months, as appropriate, vesting of accrued retirement benefits, payment of the amount required to cover excise taxes, if any, financial counseling, outplacement and accounting fees and costs of legal representation if required to enforce the agreement. Mr. McMullen’s agreement includes a requirement that any amount which may become payable under the severance agreement be offset by any amount which may be paid under the individual executive’s employment agreement as a result of termination of employment due to a change-in-control. Mr. McMullen’s agreement also provides that (i) for purposes of calculating the severance payment, bonus is defined as no less than 100% of base salary in effect at the time a change-in-control occurs, and (ii) he may terminate his employment for any reason, or without reason, during the 30-day period immediately following the date six months after the occurrence of a change-in-control, with the right to severance compensation under his agreement. The severance agreements renew annually unless terminated pursuant to their provisions.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation and Corporate Governance Committee Function

      The Compensation and Corporate Governance Committee reviews and approves the total compensation of the Chairman of the Board and Chief Executive Officer. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay and incentive bonuses for the other executive officers of the Company elected by the Board. The base pay and incentive bonuses of the key executives of the Company are also subject to review and approval by the Committee. The Committee also administers the Company’s long-term incentive program and makes recommendations to the directors concerning that program.

Compensation Committee Interlocks and Insider Participation

      The Committee is composed entirely of independent directors, as defined by the New York Stock Exchange’s listing standards. Current members of the Committee include David A. Daberko, Chairman, David J. D’Antoni, R. Byron Pipes and William R. Seelbach.

Report of the Compensation and Corporate Governance Committee

on Executive Compensation

     Executive Compensation Philosophy

      The Committee desires to provide an executive compensation program that allows for the effective recruitment, retention and motivation of highly qualified individuals who are key to the Company’s current and future success. The Company’s executive compensation program is designed to:

•	create and reinforce alignment among the Company’s vision, strategies, goals and priorities;

•	promote the interests of OMNOVA Solutions’ shareholders;

•	differentiate compensation based on individual responsibilities and performance as well as an individual’s effectiveness in achieving results in a team environment;

•	properly balance the focus on both short and long-term Company performance;

•	allow the Company to respond to changes in compensation for similar positions in the competitive marketplace; and

•	administer the fiscal resources of the organization in a manner designed to achieve the Committee’s executive compensation philosophy and objectives.

      In the application of this philosophy, the Committee recognizes the need to attract and retain individuals who, by their actions, will add to shareholder value and will become personally accountable for the overall success of the Company.

     Executive Compensation Structure

      Executive compensation at OMNOVA Solutions consists of four components — base pay, an annual incentive bonus, stock options and an opportunity to participate in the Long-Term Incentive Program. Each of these components is intended to meet a different objective. They are combined to focus the individual executive on high levels of sustained performance directed at key organizational objectives. A degree of risk/reward potential has been built into the compensation program to motivate executives to achieve superior results.

      Compensation levels for executives vary depending on the scope of their individual responsibilities, as well as on the degree of individual performance and achievement.

     Annual Compensation

      Annual compensation consists of two components: base pay and incentive bonus. Each year the Committee reviews historical information and analyses of current executive compensation trends and practices. Information for these analyses is derived from several national and regional executive compensation surveys.

      The data selected from these surveys is representative of organizations which are similar to the Company in sales volume. The 50th percentile of compensation survey data is used as a reference point in combination with actual performance in establishing competitive compensation levels within the Company.

      Base Pay. The level of base pay for the reported executives is established relative to the 50th percentile of competitive pay levels for comparable positions at similar organizations. Each executive position is reviewed against this standard, with consideration given to performance and experience. These factors are incorporated into a determination regarding the level at which to set, and the amount by which to change, an executive’s base pay. No specific weighting is applied to these factors. Rather, the collective judgment of the Committee members is utilized in establishing the appropriate level of base pay for the following year.

      Annual Incentive Bonuses. The primary purpose of the Company’s Executive Incentive Compensation Program has been to reward executives for achievement of specific financial performance objectives. In the case of operations executives, continuous improvement financial objectives may also be employed. Incentive bonus amounts are intended to vary in a consistent and predictable manner with the financial and operational performance of the Company and its various business units, as well as with the performance of the individual executive. Executives in positions which have significant scope, authority and impact on the Company’s performance may be considered for participation.

      Annually, financial performance objectives for the consolidated Company and each business unit are derived from stretch target goals established in the annual operating plan (AOP). Continuous improvement financial objectives for operations executives of the business units are derived from the AOP, and are based upon a comparison to the results of the prior year.

      Each participating executive has a maximum incentive opportunity expressed as a percentage of annual base pay. The level of this incentive opportunity has been set after a review of prevailing incentive opportunities for similar executive positions at similar organizations. These opportunities vary depending on the anticipated potential contribution for a particular executive position.

      Financial performance, as well as applicable continuous improvement financial objectives for operations executives, are evaluated in determining an incentive bonus award. In fiscal 2003, primary measures included earnings per share, cash flow and operating profit. Each of these measures were weighted and totaled 100% of the incentive opportunity. In any given year, the primary measures and weightings may be adjusted to allow management flexibility in focusing the executive on critical achievement areas.

      At the end of each fiscal year, senior management will evaluate each executive for performance and will recommend to the Committee a bonus commensurate with the performance achieved against objectives. For 2003, there were no payouts awarded to participating executives under the Executive Incentive Compensation Program.

     Long-Term Incentive Program

      The Long-Term Incentive Program has limited executive participation that includes the executive officers listed in the Summary Compensation Table on page 14. The purpose of the program is to retain and motivate executives to achieve sustained improvement in specified performance measures over a multi-year period. The nonemployee directors set specific threshold, target and maximum achievement levels for each multi-year performance period after reviewing the strategic business plans of the Company.

      There was no payout for the three-year 2001-2003 performance period.

      In April 2003, the Committee approved a new two-year long-term incentive program for the 2003-2004 performance period, simultaneously canceling and revoking the three-year program for the 2002-2004 performance period which it had previously approved. For the 2003-2004 performance period, the performance measure was defined as cumulative earnings per share over the two-year cycle. Potential earnings for the 2003-2004 performance period for the executives listed in the Summary Compensation Table on page 14 range from 10% to 60% of average annual cash compensation. The net value (after tax withholding) of any performance awards earned by participants may be paid in cash or in shares of OMNOVA common stock. Additional data concerning the Long-Term Incentive Program and the percentages of compensation payable upon attainment of performance goals can be found in the footnotes to the Long-Term Incentive Plans — Awards in Last Fiscal Year Table on page 16.

     Stock Options

      The Company’s philosophy is to consider the interests of shareholders in the payment of executive compensation, and specifically, to link the interests of executives to the interests of shareholders. Equity based plans such as stock options help accomplish this goal and are an important component of overall compensation. In fiscal 2003, stock options were granted to executives in positions that have the ability to significantly impact the Company’s performance. The size of these grants was determined by following competitive norms based on the current practice of a broad base of companies with comparable revenues. All stock options are granted at fair market value on the date of grant.

Compensation of the Chief Executive Officer

      In December 2002, with the approval of the Committee, the Company implemented a salary freeze applicable to all salaried and hourly non-union employees, including Mr. McMullen and the other executive officers. This action was taken in response to management’s and the Committee’s concerns about the economic situation facing the Company’s markets and the corresponding impact on the Company. As a result of this salary freeze, neither Mr. McMullen nor any of the other executive officers has received a salary increase since May 1, 2002. As of the date of this report, this salary freeze remains in effect.

      The Board of Directors and management believe that employee ownership of Company stock effectively aligns employees’ objectives to those of the Company’s shareholders and provides an incentive for building shareholder wealth. Based on this belief and the future potential of business performance, the Board of Directors granted Mr. McMullen an option to purchase 240,000 shares of OMNOVA common stock on December 12, 2002.

      Mr. McMullen is also a participant in the Company’s Long-Term Incentive Program. As previously described, there was no payout for the 2001-2003 Program. Mr. McMullen’s payout opportunity upon attainment of performance goals for the 2003-2004 performance period equals a threshold of 15%, a target of 30% and a maximum payout opportunity of 60%.

      Mr. McMullen was also a participant in the 2003 OMNOVA Executive Incentive Compensation Program. As CEO, Mr. McMullen’s 2003 EICP maximum bonus opportunity is 125% of base salary. Because earnings per share and operating profit objectives were not achieved, at the request of management, the Committee determined that no incentive bonus would be awarded under the 2003 EICP to Mr. McMullen or any of the other executive officers.

By:	The Compensation and Corporate Governance Committee of the Board of Directors

David A. Daberko, Chairman

David J. D’Antoni
R. Byron Pipes
William R. Seelbach

PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return, assuming reinvestment of dividends, of the Company’s common stock beginning on October 1, 1999 (the date regular way trading of the Company’s common stock began) with the cumulative total return, assuming reinvestment of dividends, of Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s Industrial Index. Prior to October 1, 1999, the Company’s common stock was not publicly traded.

COMPARISON OF 50 MONTH CUMULATIVE TOTAL RETURN*

AMONG OMNOVA SOLUTIONS INC., THE S&P 500 INDEX
AND THE S&P INDUSTRIALS INDEX

*	$100 INVESTED ON 10/1/1999 IN STOCK OR ON 9/30/1999 IN INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING NOVEMBER 30.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in OMNOVA Solutions common stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. To the best of the Company’s knowledge, all required reports were filed timely.

AUDIT COMMITTEE REPORT

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting and financial reporting processes, including the systems of internal controls designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, and the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received from the auditors the written disclosures regarding their independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the auditors’ independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent auditors and has considered whether such non-audit services are compatible with maintaining the auditors’ independence.

      Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2003 for filing with the Securities and Exchange Commission. The Committee has also appointed the Company’s independent auditors for the 2004 fiscal year, subject to shareholder approval.

By:	The Audit Committee of the Board of Directors

Steven W. Percy, Chairman

Edward P. Campbell
Diane E. McGarry

PROPOSAL 2: RATIFICATION OF ERNST & YOUNG LLP

AS INDEPENDENT AUDITORS

Services of Independent Auditor for 2003

      Ernst & Young LLP served as OMNOVA’s independent auditor for fiscal year 2003. Aggregate fees for professional services rendered to OMNOVA by Ernst & Young for the fiscal years ended November 30, 2002 and 2003 were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	November 30, 2002	November 30, 2003

Audit Fees	$600,000	$898,000
Audit Related Fees	$69,000	$29,000
Tax Fees	$384,350	$296,000
All Other Fees	—	—
Total	$1,053,350	$1,223,000

      Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q. This category may also include services that generally only the independent auditor can reasonably provide, such as comfort letters, attest services, consents and assistance with and review of documents filed with the Commission. Included in Audit Fees paid in fiscal 2003 are fees of $264,000 paid for audit services and the related comfort letter provided in connection with the issuance and subsequent registration of the Company’s 11 1/4% Senior Notes Due 2010.

      Audit Related Fees include the aggregate fees billed for services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, including pension audits and accounting consultations.

      Tax Fees include the aggregate fees billed for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning services for the Company and its subsidiaries.

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plan audits to be performed by the independent auditors for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates, for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent auditors for these specific projects and categories of service on a fiscal year basis. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee has delegated to its Chairman the authority to preapprove the engagement of the independent auditors for permitted non-audit services in an aggregate amount of $50,000, provided that the Chairman reports to the Committee at each regularly scheduled meeting the nature and amount of any non-audit services that he has approved pursuant to the delegation of authority. All other services for which the Company desires to engage the independent auditors are approved by the Committee in advance of such engagement.

      Since May 6, 2003, the effective date of the Securities and Exchange Commission’s rules requiring Audit Committee pre-approval of all audit and non-audit services performed by a company’s independent auditors, 100% of the services provided by Ernst & Young have been approved in accordance with the foregoing policies and procedures.

Appointment of Independent Auditors for 2004

      Subject to ratification by the shareholders at the March 25, 2004 Annual Meeting, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors to examine the consolidated financial statements of the Company for the fiscal year ending November 30, 2004.

      If the Committee’s appointment is not ratified, or if Ernst & Young LLP declines to act or becomes incapable of action, or if their appointment is discontinued, the Committee will appoint other independent auditors whose continued appointment after the next annual meeting of shareholders will be subject to ratification by the shareholders.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to any shareholder questions. They will have an opportunity to make a statement at the meeting if they desire to do so.

      Your Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors. Shares represented by proxy will be voted FOR this proposal, unless you specify a different choice on the accompanying proxy card.

OTHER INFORMATION

Cumulative Voting

      The Company has no provision for cumulative voting in the election of directors. Holders of OMNOVA Solutions common stock are therefore entitled to cast one vote for each share held on the February 2, 2004 record date for each nominee for director.

Other Business

      The Company did not receive notice by December 23, 2003 of any shareholder proposals that are to be presented for a vote at the meeting. Therefore, no shareholder proposals will be voted upon at the meeting and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.

      YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning the enclosed proxy in the envelope provided.

KRISTINE C. SYRVALIN
Secretary

APPENDIX A

OMNOVA SOLUTIONS INC.

AUDIT COMMITTEE CHARTER

A.     Purposes

      The purposes of the Committee are to (a) assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function; and (b) prepare the Committee’s report, made pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), to be included in the Company’s annual proxy statement (the “Audit Committee Report”).

B.     Composition of the Committee

      Number. The Committee shall consist of no fewer than three members.

      Qualifications. Each Committee member shall have all of the following qualifications:

1)	Each Committee member shall meet the independence criteria of (a) the rules of the New York Stock Exchange, Inc. (“NYSE”), as such requirements are interpreted by the Board of Directors in its business judgment and (b) Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the Securities and Exchange Commission (“SEC”), including Rule 10A-3 of the Exchange Act, and the NYSE.

2)	Each Committee member shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. Additionally, at least one member of the Committee shall have accounting or related financial management expertise sufficient to meet the criteria of a financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC. The Board of Directors shall determine, in its business judgment, whether a member is financially literate and whether at least one member has the requisite accounting or financial management expertise and meets the financial expert criteria of Section 407 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC. The designation or identification of a person as an audit committee financial expert shall not (a) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification, or (b) affect the duties, obligations or liability of any other member of the audit committee or board of directors.

3)	Each Committee member shall receive as compensation from the Company only those forms of compensation as are not prohibited by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NYSE. Permitted compensation includes (a) director’s fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a Board Committee) and/or (b) fixed amounts of compensation under a retirement plan

(including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service.

4)	No Committee member may simultaneously serve on the audit committee of more than three public companies (including the Company).

C.     Appointment and Removal

      The Board of Directors will appoint the members and the Chairman of the Committee upon the recommendation of the Compensation and Corporate Governance Committee. Committee members shall serve at the pleasure of the Board of Directors and for such term or terms as the Board of Directors may determine.

D.     Duties and Responsibilities of the Committee

      The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation, accompanying disclosures and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing and opinion on the Company’s financial statements and for reviewing the Company’s interim financial statements. The oversight responsibility of the Committee does not include assuming the responsibilities of management or the independent auditors.

      The Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and other non-audit engagements.

      In performing its responsibilities, the Committee shall:

1)	Retain the Independent Auditors: The Committee has the sole authority to (a) retain and terminate the Company’s independent auditors, subject to applicable shareholder ratification, (b) approve all audit engagement fees, terms and services, and (c) approve any non-audit engagements with the Company’s independent auditors. The Committee is to exercise this authority in a manner consistent with Sections 201, 202 and 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing standards promulgated thereunder by the SEC and the NYSE. The Committee may delegate the authority to grant any pre-approvals required by such sections to one or more members of the Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Committee at its next scheduled meeting.

2)	Review and Discuss the Auditors’ Quality-Control: The Committee is to, at least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s quality-control procedures, and (b) any material issues raised by the most recent peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

3)	Review and Discuss the Independence of the Auditors: In connection with the retention of the Company’s independent auditors, the Committee is to, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors. The Committee is responsible for (a) ensuring that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the auditors and the Company consistent with applicable independence standards, (b) actively engaging in a

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dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditors, and (c) taking appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence. In connection with the Committee’s evaluation of the auditors’ independence, the Committee shall also take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team.

4)	Set Hiring Policies: The Committee is to set hiring policies for employees or former employees of the independent auditors, which include the restrictions set forth in Section 206 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

5)	Review and Discuss the Audit Plan: The Committee is to review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations.

6)	Review and Discuss Conduct of the Audit: The Committee is to review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (a) any restriction on audit scope or on access to requested information, (b) any disagreements with management, and (c) significant issues discussed with the independent auditors’ national office. The Committee is to decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

7)	Review and Discuss Financial Statements and Disclosures: The Committee is to review and discuss with appropriate officers of the Company and the independent auditors the annual audited and interim unaudited financial statements of the Company, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) the disclosures regarding internal controls and other matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

8)	Review and Discuss Earnings Press Releases: The Committee is to review and discuss earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made).

9)	Director of Internal Audit; Review and Discuss Internal Audit Plans and Reports: The Committee shall concur in the appointment, removal and replacement of the director of the internal audit department. The Committee is to review and discuss with the director of internal audit the following: (A) the plans for and the scope of internal audit activities, including the internal audit charter, risk assessment process, budget, staffing and compensation levels; and (B) the interim and annual reports of internal audit activities including the results of examinations, management’s responses to internal audit recommendations, independent auditor recommendations and the status of key open recommendations.

10)	Review and Discuss the Systems of Internal Controls: The Committee is to review and discuss with the independent auditors, the director of internal audit, the General Counsel and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices which shall

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include the disclosures regarding internal controls and matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

11)	Review and Discuss the Audit Results: The Committee is to review and discuss with the independent auditors (A) the report of their annual audit, or proposed report of their annual audit, (B) the accompanying management letter, if any, (C) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and (D) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake. The foregoing shall include the reports required by Section 204 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC and, as appropriate, a review of (a) major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

12)	Obtain Assurances under Section 10A(b) of the Exchange Act: The Committee is to obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under Section 10A(b) of the Exchange Act.

13)	Discuss Risk Management Policies: The Committee is to discuss guidelines and policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk.

14)	Obtain Reports Regarding Conformity With Legal Requirements and the Company’s Code of Business Conduct and Ethics: The Committee is to periodically obtain reports from management regarding the adequacy of programs and procedures adopted by the Company to assure continuing legal and ethical conduct in the transaction of the Company’s business, including compliance with the Company’s Business Conduct Policies. The Committee will periodically obtain reports from Management on employee surveys regarding legal and ethical compliance as well as investigations of alleged legal or ethical violations including any resulting discipline or other corrective action.

15)	Establish Procedures for Complaints Regarding Financial Statements or Accounting Policies: The Committee is to establish procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NYSE.

16)	Review and Discuss With General Counsel Material Contingent Liabilities: The Committee is to receive reports from and discuss with the Company’s General Counsel material legal matters or other material contingent liabilities, including actual or threatened litigation or governmental investigations.

17)	Review and Discuss Other Matters: The Committee should review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

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18)	Make Board Reports: The Committee should report its activities regularly to the Board of Directors in such manner and at such times as the Committee and the Board of Directors deem appropriate, but in no event less than once a year. Such report shall include the Committee’s conclusions with respect to its assessment of the performance and independence of the independent auditors.

19)	Maintain Flexibility: The Committee, in carrying out its responsibilities, policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

E.     Meetings of the Committee

      The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chairman of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefore and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.

      The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with the Company’s management, the internal auditors and the independent auditors periodically in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately.

F.     Resources and Authority of the Committee

      The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation (i) to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, and (ii) to independent counsel or any other advisors employed by the Committee.

G.     Audit Committee Report

      The Committee will prepare, with the assistance of management, the independent auditors and legal counsel, the Audit Committee Report.

H.     Annual Review of Charter

      The Committee will conduct and review with the Board of Directors annually an evaluation of this Charter and recommend any changes to the Board of Directors. The Committee may conduct this charter evaluation in such manner as the Committee, in its business judgment, deems appropriate.

I.     Annual Performance Evaluation

      The Committee will conduct and review with the Board of Directors annually an evaluation of the Committee’s performance with respect to the requirements of this Charter. This evaluation should also set forth the goals and objectives of the Committee for the upcoming year. The Committee may conduct this performance evaluation in such manner as the Committee, in its business judgment, deems appropriate.

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—DETACH PROXY CARD HERE—

☐	Please specify choices, sign, date and return in the enclosed postage paid envelope.	☒ Votes must be indicated (X) in Black or Blue ink.

								FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS TO A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING					2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2004.	☐	☐	☐

	FOR ☐ ALL	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐	3.	Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournments thereof.

Nominees: David J. D’Antoni, Diane E. McGarry and Steven W. Percy. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

* Exceptions

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N L I N E

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

4421

[OMNOVA SOLUTIONS INC. LOGO]

February 11, 2004

Dear Shareholder:

Enclosed are OMNOVA Solutions’ 2003 Annual Report and 2004 Proxy Statement.

In 2003, we faced perhaps the worst set of economic operating conditions ever. Raw material costs reached up to 15-year highs in the second quarter and remained inflated throughout the year. At the same time, demand in several key Decorative Products markets was extremely soft, affected by the overall weak U.S. economy, particularly in commercial and industrial segments. OMNOVA responded to these difficult challenges with a number of significant actions, including restructuring our costs, driving greater productivity through implementation of a LEAN SixSigma operating approach, and establishing a new capital structure which will provide long-term financial flexibility for the Company. In addition, our continuing emphasis on cash flow resulted in lower average debt for the year, and new products helped us to increase share in key markets. By the end of the year, business improved in the Performance Chemicals and Building Products segments. Some Decorative Products markets also showed early signs of renewing strength. I hope you will take the opportunity to read the highlights presented in this Report, which describe the actions we are taking to enhance shareholder value for 2004 and beyond.

The 2004 Annual Meeting will be held on March 25, 2004 at the Akron West Hilton Inn in Fairlawn, Ohio. Details are provided in the enclosed Proxy Statement.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, please take time to complete and return the attached proxy card.

Thank you for your continued support.

Sincerely,

/s/ Kevin M. McMullen

OMNOVA SOLUTIONS INC.

175 GHENT ROAD • FAIRLAWN, OHIO 44333

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES C. LEMAY, KRISTINE C. SYRVALIN and MICHAELE. HICKS, and each of them, his proxy, with power of substitution, to vote all shares of Common Stock of OMNOVA Solutions Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Akron West Hilton Inn, 3180 West Market Street, Fairlawn, Ohio 44333 on March 25, 2004, and at any adjournments thereof, and appoints the proxy holders to vote as directed below and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 3.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR all nominees in item 1, FOR item 2, and in accordance with the proxy holders’judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 3. The Board of Directors recommends a vote FOR items 1 and 2.

This card also constitutes your voting instructions for any and all shares held of record by the Bank of New York for your account in the Company’s Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan.

OMNOVA SOLUTIONS INC. P.O. BOX 11104 NEW YORK, N.Y. 10203-0104

(Continued, and to be signed and dated on the other side.)

—DETACH PROXY CARD HERE—

☐	Please specify choices, sign, date and return in the enclosed postage paid envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

								FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS TO A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING.					2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2004.	☐	☐	☐

	FOR ☐ ALL	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐	3.	Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournments thereof.

Nominees: David J. D’Antoni, Diane E. McGarry and Steven W. Percy. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

* Exceptions

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N L I N E

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

4437

[OMNOVA SOLUTIONS INC. LOGO]

February 11, 2004

Dear Shareholder:

Enclosed are OMNOVA Solutions’2003 Annual Report and 2004 Proxy Statement.

In 2003, we faced perhaps the worst set of economic operating conditions ever. Raw material costs reached up to 15-year highs in the second quarter and remained inflated throughout the year. At the same time, demand in several key Decorative Products markets was extremely soft, affected by the overall weak U.S. economy, particularly in commercial and industrial segments. OMNOVA responded to these difficult challenges with a number of significant actions, including restructuring our costs, driving greater productivity through implementation of a LEAN SixSigma operating approach, and establishing a new capital structure which will provide long-term financial flexibility for the Company. In addition, our continuing emphasis on cash flow resulted in lower average debt for the year, and new products helped us to increase share in key markets. By the end of the year, business improved in the Performance Chemicals and Building Products segments. Some Decorative Products markets also showed early signs of renewing strength. I hope you will take the opportunity to read the highlights presented in this Report, which describe the actions we are taking to enhance shareholder value for 2004 and beyond.

The 2004 Annual Meeting will be held on March 25, 2004 at the Akron West Hilton Inn in Fairlawn, Ohio. Details are provided in the enclosed Proxy Statement.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, please take time to complete and return the attached proxy card.

Thank you for your continued support.

Sincerely,

/s/ Kevin M. McMullen

CONFIDENTIAL VOTING INSTRUCTIONS

To: TRUSTEE FOR THE GENCORP CANADA INC. SAVINGS PLAN

     I hereby authorize the Trustee to vote (or cause to be voted) all shares of Common Stock of OMNOVA Solutions Inc. which may be allocated to my account in the OMNOVA Solutions Stock Fund of the GenCorp Canada Inc. Savings Plan at the Annual Meeting of Shareholders to be held at the Akron West Hilton Inn, 3180 West Market Street, Fairlawn, Ohio 44333 on March 25, 2004, and at any adjournments thereof, and direct the Trustee to vote as instructed below and in accordance with its judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 3.

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY)

     The shares represented by this proxy will be voted as directed by the Plan participant. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR all nominees in item 1, FOR item 2, and in accordance with the Trustees’ judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 3. The Board of Directors recommends a vote FOR items 1 and 2.

OMNOVA SOLUTIONS INC. P.O. BOX 11104 NEW YORK, N.Y. 10203-0104

(Continued, and to be signed and dated on the other side.)